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                                                         [XETA CORPORATION LOGO]

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NEWS RELEASE

Date:             November 1, 1999
                  FOR IMMEDIATE RELEASE

Contact:          Jack Ingram
                  XETA Corporation
                  918.664.8200

             XETA CORPORATION ACQUIRES US TECHNOLOGIES SYSTEM, INC.

TULSA, OKLA -- XETA Corporation (NASDAQ: XETA) today announced a definitive purchase agreement to acquire 100% of the stock of the privately held US Technologies Systems, Inc. Under the terms of the agreement, XETA will purchase US Technologies for $26 million in cash plus 150,000 shares of XETA common stock. Included in the purchase price is $3 million contingent upon earn-out provisions to be satisfied during the first two years after closing. Subject to satisfactory completion of due diligence and receipt of XETA Board of Director approval, the transaction is expected to close during XETA's 1Q, 2000 and will be accretive to XETA's FY 2000 earnings.

This acquisition reflects XETA's previously announced strategy to expand into the commercial market for voice and data technology, further leveraging the company's national service network. "US Technologies is a terrific beach head for expanding beyond our traditional hospitality customer segment," said Jack Ingram, XETA Chairman and CEO. "US Technologies has outstanding sales, system design, project management and E-commerce competencies which will be a compliment to XETA's hospitality channel, financial strength and nationwide services footprint."

Including the effects of the associated amortization and interest, the twelve-month Pro-Forma, ending with XETA's latest published results of July 31, 1999, is as follows:


                                                               XETA                US TECHNOLOGIES            CONSOLIDATED

Revenues                                                         32,724,000             33,247,000             65,971,000
Net Income before Tax, Amortization and Interest                  6,309,000              4,105,000             10,414,000
Associated Amortization and Interest                                     --                     --             (2,689,000)
Pro-Forma After Tax Net Income                                    3,836,000              2,496,000              4,697,000
Pro-Forma Basic Earnings Per Share                     $                .95                     --   $               1.12
Pro-Forma Diluted Earnings Per Share                                    .83                     --   $                .99
Weighted Average Common Shares Outstanding                        4,030,003                     --              4,180,003
Weighted Average Common Equivalent Shares                         4,602,953                     --              4,752,953


"Following the closing of the transaction, XETA will be Hitachi's and Lucent's largest dealer in the nation," said Jon Wiese, XETA President. "XETA's goal is ultimately to be the equipment and after-market service provider for both voice and data applications to the hospitality and commercial market -- the acquisition of US Technologies is the first step in fulfilling this business strategy." After








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XETA Corporation Acquires US Technologies                                page 2

closing, XETA will go to market via two sales divisions -- the commercial sales division and the lodging sales division. The company will have two focused sales channels to ensure the company maintains the proper sales focus on their customer's requirements while maximizing their growth potential in both divisions. XETA's general and administrative functions will support both sales divisions. Additionally, US Technologies plans to remain a Lucent Diamond Business Partner, exclusively supporting only Lucent equipment.

US Technologies, headquartered in St. Louis, MO, is Lucent Technologies' largest dealer and they were Lucent's dealer of the year in 1994 and 1998. In 1986, Mark Martin and Larry Hopp founded the company as an advocate of corporate and I.S. professionals by providing speed and quality. From this concept US Technologies' ability to satisfy some of the largest companies in the world evolved. US Technologies has sales offices in 5 cities and customers in thirty states throughout the nation.

"XETA is a company with a compelling growth strategy and a strong balance sheet," said Mark Martin, US Technologies President. "The combination of US Technologies sales and design competencies with XETA's national services organization will create a powerful national voice and data integrator. XETA's strategy of being a nationally recognized application integrator coupled with their nationally deployed services organization and management team were the deciding factors in selling to XETA." Following the acquisition, Mr. Martin will remain in St. Louis and join XETA Corporation as its Commercial Division President and he will be nominated to join the Board of Directors.

Jon Wiese, Jack Ingram and Mark Martin will host a conference call regarding this announcement, Tuesday, November 2nd at 10 AM CST. The media, analysts and investors are invited to participate by dialing 800.205.6183. For more information on both companies and detailed information on the acquisition, visit www.ustec.com/pressroom.

ABOUT XETA CORPORATION

Headquartered in Tulsa, Oklahoma, XETA Corporation is the national leader in the sales and service of call accounting systems to the lodging industry, boasting about a 25% share of the market. In 1993, XETA expanded into the sales and service of Hitachi PBX systems and experienced substantial success bundling service contracts, call accounting systems and PBX systems together and is now the leading re-seller of Hitachi PBX systems in the market at 15%. XETA was recently selected by Forbes Magazine, as one of the Best 200 Small Companies in the America for the third consecutive year and four times in five years. Business Week also selected XETA as one of its Top 100 Hot Growth Companies for 1999. XETA has generated six years of record financial results, with sales and EPS growing at five-year annual compound rates of 41% and 29%.

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Forward-looking statements contained herein are based upon current expectations, which XETA believes to be reasonable. Actual results may differ significantly from the results discussed in forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the risk factors described by XETA in its 10-QSB for its most recently competed fiscal quarter and in other public reports previously filed by XETA.
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